Exhibit 10.2

Execution Version

March 3, 2026

Re:      Letter Agreement

Dear John Moore:

You previously entered into a Second Amended and Restated Severance Agreement (the “Severance Agreement”) with Farmer Bros. Co. (the “Company”), dated August 12, 2025, pursuant to which you are eligible to receive certain payments subject to the terms set forth in the Severance Agreement.

In addition, you are a party to restricted stock unit award agreements pursuant to the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (the “2017 Plan Award Agreements”) and restricted stock unit award agreements pursuant to the Farmer Bros. Co. 2020 Inducement Incentive Plan (the “Inducement Plan Award Agreements” and, together with the 2017 Plan Award Agreements, the “Award Agreements”). Capitalized terms used herein but not otherwise defined herein will have their respective meanings as set forth in the Severance Agreement or the respective Award Agreement.

1.	Severance Agreement and Award Agreements

You and the Company hereby agreed that upon closing of the transaction contemplated by the letter of intent dated January 26, 2026, between the Company and Royal Cup, Inc. and Braemont Capital you will have Good Reason to terminate your employment with the Company. Further, the Company waives any required cure periods in the definition of Good Reason. You and the Company further agree that upon a separation or termination of service by you for Good Reason, you will be entitled to the payments and/or benefits under the Severance Agreement and the Award Agreements.

2.	Employment Agreement Amendment

You and the Company hereby agree that as of the date hereof, Section 5(b) of your employment agreement, dated May 1, 2024 by and between you and the Company (the “Employment Agreement”), is amended and restated as follows:

“b. Moore’s participation in the Company’s annual bonus plan is subject to all terms and conditions of the plan, provided that any conflict between the provisions of the plan and this Section 5 shall be governed by the latter. Under the terms of the plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by achievement of the Performance Criteria and other factors. The provisions of the plan notwithstanding, if after the end of a fiscal year and before the Compensation Committee takes final action on annual bonuses for the preceding fiscal year, Moore’s employment is terminated (i) due to his death or becoming “Disabled,” (ii) by the Company without “Cause” or by Moore for “Good Reason,” as those terms are defined in the Second Amended and Restated Severance Agreement between Moore and the Company, dated August 12, 2025 (as amended, the “Moore Severance Agreement”), Moore will be eligible to receive any bonus earned for the preceding fiscal year according to the terms of the Moore Severance Agreement.”

In addition, reference to “the Change in Control Severance Agreement” in Section 10(c) of the Employment Agreement is hereby removed and replaced with “Section 3(ii) of the Moore Severance Agreement”.

Except as specifically amended hereby the Employment Agreement shall remain in full force and effect.

3.     No Guarantee of Employment. For the avoidance of doubt, nothing in this Letter Agreement shall impose any obligation upon the Company to employ you or give rise to any expectation by you of any employment or continued employment or of any such obligation whatsoever. Your employment with the Company remains at-will, meaning that you and the Company may each terminate the employment relationship at any time and for any reason.

4.     Governing Law; Choice of Forum. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any disputes arising out of this Letter Agreement shall be brought in a federal or state court of competent jurisdiction sitting in the State of Delaware. Each party hereto hereby consents to the exclusive jurisdiction of such courts and to service of process in any manner provided under Delaware law. Each party hereto irrevocably waives any objection it may now or hereafter have with respect to the venue of any suit, action or proceeding brought in any such court, and waives any claim that such court is an inconvenient forum, and further agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.

5.     Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Letter Agreement.

Sincerely,

Farmer Bros. Co.

	By:	/s/ Jared Vitemb

	Name:	Jared Vitemb

	Title:	VP, General Counsel, Secretary and Chief Compliance Officer

ACKNOWLEDGED AND AGREED This 3rd day of March, 2026

/s/ John Moore
Name: John Moore

[Signature Page to Letter Agreement]